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                                    Exhibit 21.1


                                 ASCENT SUBSIDIARIES


Beacon Communications Corp., a Delaware corporation

Ascent Sports Holdings, Inc., a Delaware corporation

Ascent Sports, Inc., a Delaware corporation

The Denver Nuggets Limited Partnership, a Delaware limited partnership

Colorado Avalanche LLC, a Colorado limited liability company

Ascent Network Services, Inc., a Delaware corporation

Ascent Arena Corporation, a Delaware corporation

The Denver Arena Company LLC, a Colorado limited liability company

On Command Corporation*

Spectravision, Inc., a Texas corporation

On Command Video Corporation, a Delaware corporation

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*  approximately 57% owned